PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                                                              Contact: Mark F. Bradley
May 9, 2008                                                                                                                                                                                                             President and Chief Executive Officer
                                                                                                                                                                                                                                  (740) 373-3155

PEOPLES BANCORP INC. INCREASES
SECOND QUARTER 2008 DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) yesterday declared a cash dividend of $0.23 per share, reflecting a 4.5% increase from the $0.22 dividend per share paid in both the first quarter of 2008 and second quarter of 2007.
The annualized 2008 dividend of $0.92 equates to a yield of 3.95% based on Peoples Bancorp’s closing stock price of $23.32 on May 8, 2008.
“Peoples Bancorp has a 42-year history of consecutive dividend growth,” said Mark F. Bradley, President and Chief Executive Officer. “The Board's action to increase the second quarter dividend reflects our commitment to enhancing total shareholder return and positions Peoples for another year of increased dividends, assuming capital levels and market conditions allow.”
The second quarter dividend is payable on July 1, 2008, to shareholders of record at June 16, 2008 and represents a pay out of approximately $2.4 million based on 10.3 million shares outstanding at May 8, 2008.
Peoples recently reported net income of $5.6 million or $0.55 per diluted share for the first quarter of 2008, which produced a return on average equity and average assets of 11.00% and 1.21%, respectively.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 50 locations and 38 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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